                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12


                              Health Grades, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               HEALTH GRADES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         It is my pleasure to invite you to attend the 2003 Annual Meeting of Stockholders of Health Grades, Inc., to be held at our corporate headquarters, 44 Union Boulevard, Lakewood, Colorado, on Tuesday, June 25, 2003 at 9:00 a.m. local time. The meeting will be held for the following purposes:

         1.    To elect five directors for the ensuing year.

         2. To act upon such other matters as may properly come before the meeting.

         Holders of record of our common stock at the close of business on May 9, 2003 are entitled to receive this notice and to vote at the meeting or any adjournment.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                                /s/ Allen Dodge
                                Allen Dodge
May 29, 2003                    Senior Vice President - Finance, Chief Financial
                                Officer and Secretary

                               HEALTH GRADES, INC.
                               44 UNION BOULEVARD
                                    SUITE 600
                            LAKEWOOD, COLORADO 80228


                                 PROXY STATEMENT

         This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2003 annual meeting of stockholders. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about May 29, 2003.

         At the annual meeting, holders of our common stock will vote upon the election of five directors to serve until the 2004 annual meeting of stockholders.

         Our Board of Directors has fixed the close of business on May 9, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. You may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 24,402,316 shares of common stock were issued and outstanding.

         If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choice by marking the appropriate box on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this proxy statement as nominees for election to the Board of Directors. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary, executing a later-dated proxy or voting by ballot at the meeting.

         The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" generally is not counted for purposes of approving these matters.

         The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 9, 2003 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person's address), (ii) the named executive officers listed under "Executive Compensation--Summary of Cash and Certain Other Compensation,"
(iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group.

                                                            NUMBER OF SHARES               PERCENT OF
                 NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED         OUTSTANDING SHARES(1)
-----------------------------------------------------      ------------------         ---------------------
Kerry R. Hicks (2)                                              3,969,930                     14.9%
David G. Hicks (3)                                              1,470,383                      5.8%
Peter Fatianow (4)                                              1,284,196                      5.1%
Sarah Loughran (5)                                              1,403,905                      5.6%
Michael D. Phillips (6)                                           499,935                      2.0%
Leslie S. Matthews, M.D. (7)                                       75,117                        *
Peter H. Cheesbrough (8)                                          111,012                        *
John J. Quattrone (9)                                              46,667                        *
J.D. Kleinke (10)                                                  33,334                        *
Dr. Kirk and Diane Mauro (11)                                   1,433,700                      5.9%
Essex Woodlands Health Ventures
   Fund IV, L.P. (12)                                           9,947,430                     38.5%
All directors and executive officers as a
   group (11 persons) (13)                                      9,537,349                     31.6%

-----------------
 *   Less than one percent.

(1) Applicable percentage of ownership is based on 24,402,316 shares of common stock outstanding on May 9, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options or warrants exercisable currently or within 60 days of May 9, 2003 are deemed outstanding and to be beneficially owned by the person holding such option or warrant for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2) Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children's Trust, warrants to purchase 350,000 shares and 1,911,109 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership. Mr. Hicks' address is Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, CO, 80228.

(3) Includes warrants to purchase 17,500 shares and 1,019,657 shares underlying stock options.

(4)  Includes 568,489 shares underlying stock options.

(5)  Includes 813,943 shares underlying stock options.

(6)  Includes 332,572 shares underlying stock options.

(7)  Includes 33,334 shares underlying stock options.

(8)  Includes 90,012 shares underlying stock options.

(9)  Includes 46,667 shares underlying stock options.

(10) Includes 33,334 shares underlying stock options.

(11) The information regarding beneficial ownership of Dr. and Ms. Mauro is as of March 18, 2003 and is derived from a Form 13G filed by Dr. and Ms. Mauro with the Securities and Exchange Commission on April 4, 2003. The address of Dr. and Ms. Mauro is 267 Rosehill Drive North, Tallahassee, FL 32312.

(12) Includes warrants to purchase 1,403,430 shares. The address of Essex Woodlands Health Ventures Fund IV, L.P. is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

(13) Includes warrants to purchase 367,500 shares, 5,373,193 shares underlying stock options and 10,000 shares of common stock held by The David G. Hicks Irrevocable Children's Trust.



                              ELECTION OF DIRECTORS

         At the meeting, five directors will be elected to hold office until the Annual Meeting of Stockholders in 2004 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees are currently members of our Board of Directors.

         If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

         Health Grades, Inc., Kerry Hicks, our President and Chief Executive Officer, David Hicks, our Executive Vice President - Information Technology, Sarah Loughran, our Senior Vice President - Provider Services and certain of our former executive officers, have agreed to take such actions (including in the case of the individuals, voting their shares) as are in their control so that
(1) our Board of Directors is comprised of no more than eight members and (2) one designee of each of Chancellor V, L.P. ("Chancellor") and Essex Woodlands Health Ventures Fund IV, L.P. ("Essex") is elected to the Board of Directors. During 2002, Chancellor waived its right to designate a director. Effective March 11, 2003, we repurchased from Chancellor 12,004,333 shares of our common stock and warrants to purchase 1,971,820 shares of our common stock for a total purchase price of $500,000. As a result of the repurchase, Chancellor no longer retained the right to designate a director. In addition, Essex has not designated any person as a director, but reserves the right to do so in the future.

         Information concerning the nominees for election as directors is set forth below:

KERRY R. HICKS, age 43, one of our founders, has served as our Chief Executive Officer and has been a director since our inception in 1995. He also served as our President from our inception until November 1999 and since June 2001. From 1985 to 1995, he served as Senior Vice President of LBA Healthcare Management
(LBA).

PETER H. CHEESBROUGH, age 51, has served as one of our directors since December 1996. Since December 3, 2002, Mr. Cheesbrough has served as Chief Financial Officer of Navigant Biotechnologies, a wholly-owned subsidiary of Gambro, Inc. Navigant Biotechnologies is engaged in the development of a process for the elimination of pathogens from blood used for transfusions. From October 2000 to November 2002, Mr. Cheesbrough was a self-employed consultant. From August 1999 through September 2000, Mr. Cheesbrough served as Senior Vice President Finance and Chief Financial Officer of XCare.net, a company providing internet-based business to business connectivity, information exchange and electronic commerce applications solutions for healthcare. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and also a chartered accountant in Canada.

LESLIE S. MATTHEWS, M.D., age 51, has served as one of our directors since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital.

JOHN QUATTRONE, age 50, has served as one of our directors since November 2000. Mr. Quattrone has served as General Director of Human Resources for General Motors North America Automotive Operations since 1995.

J.D. KLEINKE, age 41, has served as one of our directors since April 2002. Mr. Kleinke has served as President and Chief Executive Officer for HSN, a privately held health information technology development company, since April 1998. From May 1992 to February 1998, Mr. Kleinke served in various capacities for HCIA, Inc., a healthcare information company that provides information products and services to health care systems, managed care organizations and pharmaceutical companies.

         Kerry R. Hicks and David G. Hicks, our Executive Vice President - Information Technology, are brothers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held four meetings during 2002. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

         The Audit Committee is authorized to review our audited financial statements prior to filing or distribution and consider the adequacy of our internal controls, to review with the independent auditors the scope of their activities and findings, to review the independence of our independent auditors, and to review with management and the independent auditors our quarterly financial statements prior to filing or distribution. The Audit Committee also recommends the firm of independent auditors for appointment by us. Messrs. Cheesbrough (Chairman) and Kleinke and Dr. Matthews are the current members of the Audit Committee. The Audit Committee held six meetings during 2002.

         The Compensation Committee is authorized to determine the terms and conditions of the employment of our executive officers and to administer our 1996 Equity Compensation Plan. Messrs. Quattrone (Chairman), Cheesbrough and Kleinke are the current members of the Compensation Committee. The Compensation Committee held three meetings during 2002.

COMPENSATION OF DIRECTORS

         Effective April 17, 2002, we granted options to our non-employee directors to purchase the following numbers of shares: Mr. Cheesbrough, 200,000; Mr. Kleinke, 100,000; Dr. Matthews, 100,000; Mr. Quattrone, 100,000; and Mats Wahlstrom, 200,000 shares. Mr. Cheesbrough and Mr. Wahlstrom were granted options in excess of the grants to the other Board members in recognition for their respective chairmanships of various Board committees. The options all have an exercise price of $0.06 per share (the closing price per share of our Common Stock at the date of grant) and terminate on April 16, 2012. The options vest in one-third increments on each of the first through the third year anniversaries of the date of grant

         In November 2002, Mr. Wahlstrom advised us that he had accepted a position with a Swedish company that, as a matter of policy, prohibits officers from serving concurrently as a director of a U.S. company. As a result, Mr. Wahlstrom resigned from the Board effective November 20, 2002. In consideration for his service on the Board, the Board approved the payment of a $10,000 cash bonus to Mr. Wahlstrom, which was paid in December 2002. All of Mr. Wahlstrom options terminated.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee is currently composed of three members of the Board of Directors who are not current or former employees of Health Grades. The Committee is authorized to determine the terms and conditions of the employment of Health Grades' executive officers, including compensation, and to administer the Health Grades, Inc. 1996 Equity Compensation Plan. In its administration of the Equity Compensation Plan, the Committee has the power to grant and determine the terms and conditions of stock options, other than stock options granted to non-employee directors.

         Compensation Philosophy in 2002

         Health Grades' compensation determinations in 2002 were largely influenced by a determination in late 2001 that equity based incentives be the paramount component of executive compensation for 2002. As described in more detail below, the emphasis on equity based incentives was designed to encourage the continued retention of our executive officers, whose continued commitment to Health Grades is critical to the growth of the Company, while conserving Health Grades' cash resources.

         The basis for determining equity compensation in 2002 for the executive officers generally, and specifically for Kerry R. Hicks, Health Grades' Chief Executive Officer, is described below.

         Base Salary

         The base salary of two of our executives was governed by the terms of employment agreements between each of the executives and Health Grades, which have been in effect for several years. Nevertheless, the two executives, including Mr. Hicks, voluntarily postponed the cost of living increase to which they were entitled under their employment contracts. Salaries for the remaining executive officers (other than one executive officer who received commissions based on sales) remained at 2001 levels, reflecting the Company's determination to conserve its cash resources and the executives' willingness to receive greater equity compensation in lieu of cash compensation. Moreover, each of the executives used a portion of their cash compensation to purchase Health Grades common stock under the Health Grades Inc. Stock Purchase Plan, as described below.

         Bonus

         The Committee paid bonuses in December 2002 to most employees in the Company, including its executive officers other than the officer who received commission-based compensation. Reflecting cash conservation considerations, the amounts of the bonuses were quite modest; the total amount paid to all employees was $100,000, the executives who received bonuses (other than Mr. Hicks) received $4,000 each and Mr. Hicks received $6,000. The Committee felt that the payment of some form of cash bonus, however modest, was appropriate to acknowledge the efforts of the executive officers and other employees in contributing to Health Grades' growth in 2002. No specific criteria was utilized in determining the amount of bonuses, and the Committee gave substantial weight to the recommendations of the Chief Executive Officer in awarding bonuses.

         Stock Options and Stock Purchase Plan

         As noted in last year's report, in light of a continuing expense control program that effectively precluded meaningful salary increases or bonuses for executives and led to reductions in Health Grades' staff, the Committee engaged in discussions with management to determine a mechanism that would encourage the executives to continue their employment with Health Grades and devote the substantial time and effort necessary to further develop its health care information business. In December 2001, the Committee, following discussions with senior management, recommended to the Board of Directors a new management incentive and retention program designed to enhance management incentives and equity participation through a stock purchase plan and grants of stock options. The Board of Directors approved, subject to stockholder approval (which was obtained a special meeting held on February 7, 2002), the Health Grades, Inc. Stock Purchase Plan, under which executives purchased Health Grades stock through salary reduction contributions during 2002. In addition, the Committee approved (subject to stockholder approval) an amendment to the Health Grades, Inc. 1996 Equity Compensation Plan, increasing the number of shares authorized for issuance by 5,000,000. The Committee also granted additional options to its executives, subject to, and effective upon, stockholder approval of the amendment to the 1996 Equity Compensation Plan. The stockholders approved the amendment to the 1996 Equity Compensation Plan at the February 7, 2002 special meeting.

         With respect to the stock option grants described above, the determination of the number of shares underlying stock options granted was not based on any specific criteria. However, at the time the Committee approved the grants in December 2001, the Committee considered the nature of the responsibilities of the executive officers and the recommendations of the Chief Executive Officer. With regard to Mr. Hicks, the Committee recognized his central role in continuing the development of Health Grades' health care information business. In addition, in order to provide performance-based incentives, the Committee determined to provide for the acceleration of vesting of the options with respect to the majority of the shares underlying the options in the event certain cash flow targets were met and, with respect to a smaller number of shares underlying the options, if certain market price targets were met with respect to Health Grades' common stock. The cash flow targets were met during 2002.

         Certain provisions of the Internal Revenue Code provide that a publicly held corporation may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million. It is not expected that these provisions would adversely affect Health Grades based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the 1996 Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

         J. D. Kleinke joined the Compensation Committee following the Annual Meeting of Stockholders in 2002.


Peter H. Cheesbrough
J. D. Kleinke
John J. Quattrone

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company's independent accountants.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

         Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Peter Cheesbrough
J.D. Kleinke
Leslie S. Matthews, M.D.


                             AUDIT AND RELATED FEES

         The Audit Committee also considered whether the provision of services other than audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP's independence.

         Fees for all services provided by Grant Thornton LLP for 2002 were as follows:

AUDIT FEES

         The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements for the year ended December 31, 2002 and the review of the Company's financial statements included in the Company's Third Quarter Report on Form 10-Q for the quarter ended September 30, 2002 were $46,888.

         The aggregate fees billed by Ernst & Young LLP, our former auditors, for the review of the Company's financial statements included in the Company's First and Second Quarter Reports on Form 10-Q, re-issuance of audit opinion for the Company's 2001 and 2000 financial statements included in the Company's 2002 Annual Report on Form 10-K and review of Report on Form 8-K filed during 2002 were $23,989.

ALL OTHER FEES

         There were no other services rendered by Grant Thornton LLP or Ernst & Young LLP during fiscal year 2002.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation we paid to our Chief Executive Officer and the four other most highly paid executive officers during 2002. We refer to these persons in this proxy statement as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                              Long Term
                                                                                             Compensation
                                                                                             ------------
                                                                                                Awards
                                                                                             ------------
                                                                                              Securities
                                                                                              Underlying          All Other
             Name and Principal Position               Year        Annual Compensation          Options         Compensation(1)
             ---------------------------               ----       ---------------------      ------------       ---------------
                                                                   Salary        Bonus
                                                                  --------     --------
Kerry R. Hicks..................................       2002       $269,706       $6,000        1,493,104            $4,800
 Chief Executive Officer                               2001       $269,706      $67,250           61,719            $4,800
                                                       2000       $259,118     $195,000          260,000            $7,137

David G. Hicks..................................       2002       $183,400       $4,000          900,000            $4,800
 Executive Vice President - Information Technology     2001       $172,756      $27,176           24,940            $4,800
                                                       2000       $175,419      $78,287          100,000            $4,800

Peter Fatianow..................................       2002       $149,800       $4,000          600,000            $4,614
 Senior Vice President - Corporate Services            2001       $149,577      $17,836           16,369            $4,800
                                                       2000       $144,000      $28,565          100,000            $4,288

Sarah Loughran..................................       2002       $148,825       $4,000          900,000            $4,585
 Senior Vice President - Provider Services             2001       $149,577      $17,836           16,369            $4,800
                                                       2000       $144,000      $28,565          100,000            $4,288

Michael D. Phillips.............................       2002       $259,382        $--            400,000            $4,800
 Senior Vice President - Provider Sales                2001       $215,186        $--             15,900            $4,800

(1) Includes amounts that we contributed for the account of the executive officers under our Retirement Savings Plan.

STOCK OPTIONS

         The following table sets forth information regarding stock options granted during 2002 to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                      NUMBER OF       PERCENT OF
                                     SECURITIES      TOTAL OPTIONS
                                     UNDERLYING       GRANTED TO       EXERCISE
                                       OPTIONS       EMPLOYEES IN        PRICE         EXPIRATION       GRANT DATE
NAME                                 GRANTED(1)       FISCAL YEAR     PER SHARE(2)        DATE       PRESENT VALUE(3)
----                                 ----------      -------------    ------------     ----------    ----------------
Kerry R. Hicks...............         1,493,104         25.13%           $0.10          2/7/2012         $ 134,379

David G. Hicks...............          900,000          15.15%           $0.10          2/7/2012         $ 81,000

Peter Fatianow...............          600,000          10.10%           $0.10          2/7/2012         $ 54,000

Sarah Loughran...............          900,000          15.15%           $0.10          2/7/2012         $ 81,000

Michael D. Phillips..........          400,000           6.73%           $0.10          2/7/2012         $ 36,000

(1) Of the options granted to each named executive officer, 13.6% of the shares underlying stock options fully vest after six months from date of grant; 13.6% of the shares underlying stock options fully vest after twelve months from the date of grant; 54.6% of the shares underlying stock options vest two years after the date of grant, subject to acceleration if certain cash flow targets are met; and 18.2% shares underlying stock options vest two years after the date of grant, subject to acceleration if certain stock price targets are met for the market value of our common stock.

       During 2002, the cash flow targets noted above were met. Therefore, all options subject to acceleration based on these cash flow targets are now fully vested.

(2) The exercise price per share underlying all options is equal to the closing price per share on the date of grant.

(3) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 1.909; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 2.23%; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the market value of our common stock exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.


         The following table sets forth certain information regarding stock options held as of December 31, 2002 by the named executive officers. The named executive officers did not exercise any stock options in 2002.

                          FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                  OPTIONS AT                        OPTIONS AT
                                              FISCAL YEAR-END(#)               FISCAL YEAR-END($)(1)
                                        -----------------------------     -----------------------------
NAME                                    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                                    -----------     -------------     -----------     -------------
Kerry R. Hicks..................         1,686,931         602,892             --                --

David G. Hicks..................           888,617         336,323             --                --

Peter Fatianow..................           481,215         235,154             --                --

Sarah Loughran..................           685,760         330,609             --                --

Michael D. Phillips.............           278,027         137,873             --                --


(1) Based on $0.03, the closing price of our common stock as reported on the OTC Bulletin Board on December 31, 2002.


EMPLOYMENT AGREEMENTS

         Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996. The agreement is renewable automatically for one-year periods unless terminated by one of the parties. The agreement provided for Mr. Hicks to receive an annual salary rate of $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreement provides for annual incentive compensation equal to up to 100% of Mr. Hicks' base salary based on performance targets established by the Board of Directors.

         Mr. David Hicks is employed by us under an employment agreement dated as of March 1, 1996. The agreement is renewable automatically for one-year periods unless terminated by one of the parties. The agreement provided for Mr. David Hicks to receive an annual base salary of $144,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreement provides for annual incentive compensation equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. David Hicks' appointment as Senior Vice President in 1999, his base salary was increased to $172,500.

         Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.

                              CERTAIN TRANSACTIONS

STOCK PURCHASE PLAN

         On February 7, 2002, our stockholders approved the Health Grades, Inc. Stock Purchase Plan (the "Plan"). The Plan enabled participating employees to purchase shares of our Common Stock by electing to have payroll deductions in 2002 of up to 30 percent of their annual base rate of pay (excluding bonuses, overtime pay, commissions and severance pay) as in effect on January 1, 2002. The share price for this purpose was based upon the average of the last reported sales price on each of the 20 trading days ending on, and including, February 15, 2002, as reported on the OTC Bulletin Board. The number of shares purchased by our named executive officers, based upon a share price of $0.1195 per share as determined utilizing the calculation described above, were as follows:

NAME                                        NUMBER OF SHARES PURCHASED          AGGREGATE PURCHASE PRICE
----                                        --------------------------          ------------------------
Kerry R. Hicks......................                 293,403                            $35,062

David G. Hicks......................                 306,945                            $36,680

Peter Fatianow......................                 162,962                            $19,474

Sarah Loughran......................                 162,962                            $19,474

Michael D. Phillips.................                 167,363                            $20,000


         We entered into a Stock and Warrant Repurchase Agreement, dated March 11, 2003, with Chancellor V, L.P. ("Chancellor"). Under the terms of the Stock and Warrant Repurchase Agreement, we repurchased from Chancellor 12,004,333 shares of our common stock and warrants to purchase 1,971,820 shares of our common stock for a total purchase price of $500,000. Chancellor initially acquired the common stock and warrants from us in two private transactions in 2000 and 2001. Immediately prior to the repurchase, Chancellor's ownership of HealthGrades common stock represented 33% of our outstanding common stock, and Chancellor's ownership of HealthGrades common stock and warrants represented 36% of the our total outstanding common stock (assuming full exercise of the warrants held by Chancellor, but assuming no exercise of any other warrants or options).

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

         Our Audit Committee, pursuant to authority delegated by our Board of Directors, dismissed Ernst & Young LLP ("E&Y") as our independent public accountants, effective September 29, 2002.

         In addition, on September 29, 2002, our Audit Committee engaged Grant Thornton LLP as our new independent accountants to audit our financial statements for the fiscal year ended December 31, 2002.

         E&Y's reports on our consolidated financial statements for either of our two fiscal years ended December 31, 2001, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two fiscal years ended December 31, 2001 and through the date of E&Y's dismissal, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to E&Y's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements.

         The audit Committee has elected Grant Thornton LLP to serve as our independent auditors for 2003. Representatives of Grant Thornton LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Until March 31, 2002, Section 16(a) of the Securities Exchange Act of 1934 (the "Act") required our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the Securities and Exchange Commission. For the period from January 1, 2002 through March 31, 2002, we believe that all filings required to be made during 2002 were made on a timely basis. On December 31, 2001, we filed a Form 15 with the Securities and Exchange Commission that resulted in the termination of registration of our common stock under Section 12 of the Act. As a result, our officers, directors and holders of more than 10% of our common stock are no longer subject to Section 16(a) of the Act.


                            ADVANCE NOTICE PROCEDURES

         In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2004 annual meeting of stockholders must be given no earlier than March 26, 2004 nor later than April 25, 2004. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2004 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 29, 2004.


                             SOLICITATION OF PROXIES

         We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees.


                           ANNUAL REPORT ON FORM 10-K

         We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the our Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Allen Dodge at the address of Health Grades appearing on the first page of this proxy statement.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                /s/ Allen Dodge
                                Allen Dodge
                                Senior Vice President - Finance, Chief Financial Officer and Secretary


May 29, 2003

                        ANNUAL MEETING OF STOCKHOLDERS OF

                              HEALTH GRADES, INC.

                                  JUNE 25, 2003






                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.





                Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]


1. ELECTION OF DIRECTORS:                                            2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the
                                                                         meeting.
                       NOMINEES:
[ ] FOR ALL NOMINEES   O    Kerry R. Hicks
                       O    Peter H. Cheesbrough                     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE
[ ] WITHHOLD AUTHORITY O    Leslie S. Matthews, M.D.                 OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF
    FOR ALL NOMINEES   O    John J. Quattrone                        HEALTH GRADES, INC.
                       O    J. D. Kleinke
[ ] FOR ALL EXCEPT
    (See instructions below)








INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: O









To change the address on your account, please check the box at right
and indicate your new address in the address space above. Please note      [ ]
that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder                             Date:            Signature of Stockholder                        Date:
                        ----------------------------      ----------                         ------------------------      ---------
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.
      When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


PROXY                                                                      PROXY
                              HEALTH GRADES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kerry R. Hicks and David G. Hicks, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.

     If instructions are given in the spaces on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 on the reverse side hereof. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

                (Continued and to be signed on the reverse side)




                                                                           14475